Riviera Holdings Corporation
                              2901 Las Vegas Boulevard South
                                    Las Vegas NV 89109
                            Investor Relations: (800) 362-1460
                                    TRADED: AMEX - RIV
                                   www.rivierahotel.com


FOR FURTHER INFORMATION:

AT THE COMPANY                             INVESTOR RELATIONS
Mark Lefever, Treasurer and CFO            Betsy Truax, Skorpus Consulting
(702) 794-9527 Voice                       (208) 241-3704 Voice
(702) 794-9442 Fax                         (208) 232-5317 Fax
Email:  mlefever@theriviera.com            Email:   betsytruax_hartman@msn.com


FOR IMMEDIATE RELEASE


RIVIERA APPOINTS MARK LEFEVER PRESIDENT OF RIVIERA BLACK HAWK


     LAS VEGAS, NV (May 18, 2007) - Riviera Holdings Corporation (AMEX:RIV) today announced the appointment of Mr. Mark Lefever to President of Riviera Black Hawk. Mr. Lefever, 42, who joined the Company in May 2006 as Executive Vice President, Chief Financial Officer and Treasurer, will assume the Riviera Black Hawk position in addition to his current duties for Riviera Holdings.

     Mr. William L. Westerman, who had been serving as President of Riviera Black Hawk since May 2006 in addition to his position as Chief Executive Officer and Chairman of the Board of Riviera Holdings, said, "Mark has done an outstanding job for Riviera since joining us a year ago. His extensive and outstanding service in the gaming industry has been a great complement to our management team. He has gained considerable knowledge and appreciation for the Black Hawk market. We are excited to have Mark work with Pete Savage and his team in Black Hawk to maintain the growth momentum and outstanding financial performance that Riviera Black Hawk continues to achieve."

     Mr. Westerman will continue his duties as CEO and Chairman of Riviera Holdings. "With the recent retention of Jefferies as our financial advisor, it is paramount that I turn a great deal of my attention to the ongoing strategic process of evaluating all alternatives for maximizing shareholder value," he said.

About Riviera Holdings:

     Riviera Holdings Corporation owns and operates the Riviera Hotel and Casino on the Las Vegas Strip and the Riviera Black Hawk Casino in Black Hawk, Colorado. Riviera is traded on the American Stock Exchange under the symbol RIV. For additional information, please visit the Company's website at www.rivierahotel.com.


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